Exhibit 99.01

AURELIO REPORTS ADDITIONAL HIGH-GRADE ZINC INTERCEPTS

AT THE HILL COPPER-ZINC PROJECT, AZ, INCLUDING 330 FEET

AVERAGING 1.92% ZN

LITTLETON, COLORADO, July 26, 2007	Press Release #07-13

Aurelio Resource Corporation (AULO : OTCBB Frankfurt: F3RA) is pleased to announce further results from the Company's drilling program in the South Courtland Area of its wholly-owned Hill Copper-Zinc Project, located in the Turquoise Mining District of Cochise County, Arizona, 1000 feet north of the MAN area.

Hole ID	From	To	Length	Copper	Zinc	Silver	Comments
BR07-04	40 ft	370 ft	330 ft	0.07%	1.92%	0.92 g/t	Twin to B-101
including:	165 ft	330 ft	165 ft	0.10%	3.26%	0.88 g/t	(vertical hole)
	280 ft	300 ft	20 ft	0.10%	8.15%	1.25 g/t

BR07-05	50 ft	290 ft	240 ft	0.36%	1.19%	1.4 g/t	Twin to B-53
including:	95 ft	130 ft	35 ft	0.68%	3.00%	6.2 g/t	(vertical hole)
	150 ft	180 ft	30 ft	0.21%	1.18%	1.2 g/t
	195 ft	235 ft	40 ft	0.30%	1.73%	2.1 g/t

BR07-06	0 ft	5 ft	5 ft	1.44%	0.09%	7.0 g/t	Angled 45 degrees
	75 ft	120 ft	45 ft	0.24%	0.30%	2.9 g/t	to west from
including:	90 ft	105 ft	15 ft	0.32%	0.43%	6.4 g/t	BR07-05
	185 ft	205 ft	20 ft	0.29%	0.33%	1.1 g/t
	210 ft	255 ft	45 ft	0.12%	0.33%	1.0 g/t
	270 ft	295 ft	25 ft	0.11%	0.23%	1.2 g/t

BR07-07	40 ft	60 ft	20 ft	0.05%	0.95%	1.9 g/t	New section
	165 ft	250 ft	85 ft	0.12%	0.23%	2.1 g/t

Drill holes BR07-04 and BR07-05 are reverse circulation twins of previous core holes, designed to compare assay results between the two different drilling techniques, as well as to collect additional leach test material. Comparisons of the assay results indicate a very good correlation, providing confidence in the continued use of reverse circulation drilling. Leach tests are in progress.

In order to compare data in the above table with assay results from holes previously drilled by Aurelio, please see Aurelio’s news release of July 19, 2007. Note that core hole B-101 intercepted 285 feet of mineralization averaging 1.86% Zn and 1.48 g/t Ag, including a 50-ft interval that averaged 5.68% Zn. Core hole B-53 intercepted 235 feet that averaged 1.14% Zn.

Hill Copper Project – South Courtland Area Zinc Target Drill Hole Locations, 2006-2007

Please also note that BR07-04 and BR07-05 intercepted several intervals of greater than 5% zinc, with -05 intercepting a 20 foot interval averaging 8.15% zinc.

Drill holes BR07-06 and BR07-07 explore and step-out from pre-existing holes. The assay results have expanded the zone of known zinc and copper mineralization, as indicated in the above table.

The Company believes that the results from these four new drill holes are consistent with and verify previous drilling by Aurelio and establishes a new area of significant, near-surface, primary oxide zinc mineralization located approximately two kilometers along trend to the northwest of the MAN area. The grades encountered in these (and earlier) drill holes compare favorably and exceed many other open pit zinc mines.

Drilling to delineate this major zinc discovery is continuing; additional results will be released as they become available.

About The Company

Aurelio Resource Corporation is a mineral exploration and development company focused on achieving mid-tier producer status. The Company's wholly-owned Hill Copper-Zinc Project is located east of Tucson, AZ and contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. Presently, the in-house calculated resource for the entire Hill project is estimated by the Company to be nearly 800 million pounds of copper at a copper-equivalent grade of 0.65% (copper and zinc combined). Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

On behalf of the Board of Directors.

Dr. Fred Warnaars President & CEO	Contact Diane Dudley
Investor Relations Phone: 303-795-3030 800.803.1371 303.945.7273 (direct) 303.945.7270 (fax)

For additional information, please visit our website (www.aurelioresources.com) and/or send an email to Dianed@aurelioresources.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include: that drilling is continuing and that further results will be released when they become available; that the Company believes that the results from BR07-04, -05, -06 and -07 are consistent with and confirm previous drilling by Aurelio Resources that established an area of significant, near-surface, primary oxide zinc mineralization; that our property contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold; and that the in-house calculated resource for the entire Hill project is estimated to be nearly 800 million pounds of copper at a copper-equivalent grade of 0.65% (copper and zinc combined) .

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that our estimates of mineral resources are inaccurate; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at dept; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB and 10-QSB filed with the Securities and Exchange Commission.

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